METLIFE INSURANCE COMPANY OF CONNECTICUT
                    ----------------------------------------
                                     T-MARK
                        SUPPLEMENT DATED NOVEMBER 7, 2006
              TO THE PROSPECTUS DATED MAY 1, 2006 (AS SUPPLEMENTED)

The following information supplements, and to the extent inconsistent therewith, replaces the information in the prospectus. This supplement should be read in its entirety and kept together with your prospectus for future reference. Please contact us at 1-800-233-3591, if you have any questions.

1. Under the Chapter entitled " Information Incorporated by Reference", after the fourth sentence of the second paragraph, insert the following:

The Company's latest annual report on Form 10-K has been filed with the Commission. It is incorporated by reference into this prospectus. The Form 10-K for the period ended December 31, 2005 contains additional information about the Company, including consolidated audited financial statements for the Company's latest fiscal year. The Company filed its Form 10-K on March 31, 2006 via Edgar File No. 033-03094. MetLife Insurance Company of Connecticut filed
Form 8-Ks on September 22, 2006 which also include the consolidated audited financial statements for the period ended December 31, 2005 and on October 12, 2006. The Form 8-Ks are incorporated by reference into this prospectus. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (such as quarterly and periodic reports) or proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year ending December 31, 2005 are also incorporated by reference into this prospectus.

2. Under the Chapter entitled "EXPERTS" under the subheading "Independent Registered Public Account Firms", delete the first paragraph and replace it with the following:

METLIFE INSURANCE COMPANY OF CONNECTICUT
(FORMERLY, THE TRAVELERS INSURANCE COMPANY)

The consolidated financial statements and related financial statement schedules of The Travelers Insurance Company (the "Company") incorporated in this prospectus by reference from the Company's Form 8-K, filed on September 22, 2006 for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of the Company by MetLife Inc. on July 1, 2005 and the application of the purchase method of accounting to the assets and liabilities of the Company as required by the U.S. Securities and Exchange Commission Staff Accounting Bulletin 5.J., Push Down Basis of Accounting Required in Certain Limited Circumstances and such assets and liabilities were measured at their fair values as of the acquisition date in conformity with Statement of Financial Accounting Standards No.141, Business Combinations) as of December 31, 2005 and the related consolidated statements of income, stockholder's equity, and cash flows for the six months ended December 31, 2005 (SUCCESSOR), and June 30, 2005 (PREDECESSOR) and the consolidated financial statement schedules as of December 31, 2005 (SUCCESSOR), and the six months ended December 31, 2005 (SUCCESSOR), and June 30, 2005 (PREDECESSOR), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


Book 27                                               November 7, 2006